Administrative Offices

1000 Truxtun Avenue	Phone: (661) 281-0360
Bakersfield, CA 93301	Fax: (661) 281-0366

News Release

San Joaquin Bancorp Reports 1st Quarter Results

BAKERSFIELD, Calif., May 1, 2009 (Business Wire):

San Joaquin Bancorp (OTCBB: SJQU), a bank holding company with $888 million in assets, today announced financial results for the 1st quarter ended March 31, 2009.

Financial Performance

In the 1st quarter of 2009, the Company had a net loss after tax of $3,570,000 compared to net income of $2,587,000 for the 1st quarter of 2008. Earnings per share (EPS) for the 1st quarter of 2009 were $(0.91) per diluted share compared to $0.64 per diluted share reported in the 1st quarter of 2008. The Company added a provision for loan losses of $10,688,000 (equivalent to $5.8 million, net of taxes) resulting from increases in impairment amounts on existing loans, due to the recognition of some additional decline in real estate values associated with those loans in the 1st quarter of 2009.

For the quarter ended March 31, 2009, ROAA and ROAE were -1.58% and -25.37%, respectively, compared to 1.18% and 18.39% for the quarter ended March 31, 2008.

President Bart Hill stated, “I am pleased with the performance of our company during this difficult economic environment. During the first quarter, we were successful in seeing over $10 million in problem loans paid off, we experienced year over year deposit growth of almost $39 million, and the Company produced over $2 million in after tax income, before allocations to the reserve for loan losses. We believe, based upon our observation of current trends in our local market, that we are at or very close to the bottom of the decline in real estate values. In spite of that, we were aggressive during the first quarter in our evaluation of the loan portfolio in order to identify any further impairments and ensure that the allowance for loan losses is adequate. Based upon that evaluation, our provision for loan losses was $10.7 million for the quarter. We believe this addition builds our reserve to a level indicative of current market risks. In future quarters, based on currently available information, we anticipate loan impairments will decline as real estate values stabilize and economic conditions improve.”

Hill also stated, “Our Company remains well-positioned as a market leader in Kern County, having moved to third position in deposit market share. We remain well capitalized, and with the continued implementation and execution of our strategic plan, we plan to strengthen our capital ratios and improve asset quality in order to serve our community and provide greater value to our shareholders.”

Loan and Deposit Growth

During the 1st quarter of 2009, total loans decreased year over year by $1.9 million in line with our expectation of reducing total loans outstanding. Total loans, net of unearned income, at March 31, 2009 were $755.9 million compared to $757.8 million at March 31, 2008 representing a 0.25% reduction. Total deposits at March 31, 2009 were up $38.6 million or 5.3% to $770.7 million compared to $732.1 million at March 31, 2008. Overall, total assets declined by $20.6 million or 2.3% to $888.4 million at March 31, 2009 compared to $909.0 million at March 31, 2008. The net decline in assets was primarily a result of scheduled maturities and sales of investment securities and the net increase in the allowance for loan losses offsetting the increase in funds generated from deposit growth.

Non-core funding consisting of Federal Home Loan Bank (FHLB) advances, time deposits in amounts greater than $100,000, brokered deposits, public funds and other borrowings were $232.5 million at March 31, 2009 compared to $160.4 million at March 31, 2008, an increase of $72 million or 45.0% . Most of the increase in non-core funding was attributable to customer participation in San Joaquin Bank’s Certificate of Deposit Account Registry Service (CDARS) program, which increased from $25.7 million at March 31, 2008, when the program was in its infancy, to $144.8 million at March 31, 2009. Approximately 30% of the year-over-year growth in CDARS was from new customer deposits because such deposits are fully insured by the FDIC. The Company believes that its CDARs deposits are a stable and valuable source of funding, that also allowed the Company to reduce reliance on other non-core sources of funding. The program provides deposit insurance of up to $50 million per customer relationship. For reporting purposes, the FDIC classifies CDARS deposits as brokered, although a significant percentage, approximately 70%, of deposits in the CDARS program came from existing customers based on the most recent period end data. Overall, non-core funding accounted for approximately 29.3% of total funding at March 31, 2009 compared to 19.4% at March 31, 2008. As part of the Company’s strategic plan, it is expected that utilization of short term wholesale funding, primarily funds that are not derived from Bank customers, will be reduced in future periods.

Income Statement

Net interest income decreased by $1.7 million or 20.3% from $8.2 million for the 1st quarter of 2008 to $6.5 million for the 1st quarter of 2009. The decrease was due primarily to a reduction of interest income from loans placed on nonaccrual status, representing approximately 54% of the decline and the decline in interest income from loans with interest rates tied to the 1-month London Inter-bank Offer Rate (LIBOR) through an interest rate swap program, representing approximately 46% of the decline. The decrease resulted in a net interest margin of 3.12% for the 1st quarter of 2009 compared to 4.00% for the 1st quarter of 2008.

For the 1st quarter of 2009, the provision for loan losses was $10,688,000 compared to $110,000 in the 1st quarter of 2008. The increase of $10.7 million was due to $1.8 million allocated to the general reserve and $8.9 million allocated as a specific valuation reserve based upon the identification during the quarter of additional loan impairment.

Non-interest income was $1,615,000 for the 1st quarter of 2009 compared to $770,000 for the same period in 2008, an increase of $845,000 or 109.8% . Non-interest income included $773,000 of income from the Company’s wholly-owned subsidiary Farmersville Village Grove Associates due to a gain on sale of real estate during the 1st quarter of 2009. The transaction had been pending for well over a year as initially disclosed on a Form 8-K filing on August 28, 2007 and, subsequently, in other periodic reports. Non-interest income also included a net gain on sale of investment securities for the 1st quarter of 2009 of $146,000.

Non-interest expense for the 1st quarter of 2009 was $4,700,000 compared to $4,387,000 in the 1st quarter of 2008, an increase of $313,000 or 7.1% . The increase was due primarily to the increase in FDIC deposit insurance premiums of $649,000 offset by the elimination of bonus accruals for officers for 2009 along with various other increases and decreases in expenses quarter over quarter. The Company’s efficiency ratio, the measure of operating expense as a percent of net interest income plus non-interest income, increased to 57.4% for the 1st quarter of 2009 compared to 48.7% for the same period in 2008. The peer group average efficiency ratio for 2008 was 65.9% .

Asset Quality

“Classified loans” are the loans and other credit facilities that we consider to be of the greatest risk to us and, therefore, they receive the highest level of attention by our account officers and senior credit management officers. Classified loans include both performing and nonperforming loans. During the 1st quarter of 2009, the Company continued to closely monitor all of its more significant loans, including all loans previously classified, due to heightened credit risk primarily in the real estate development market within the Company’s primary market area, concentration risks, and more general concerns about the economy.

At March 31, 2009, the Company had $105.5 million in classified loans compared to $20.0 million at March 31, 2008. Of these loans, at March 31, 2009, $43.9 million were accruing loans that were not impaired and $61.6 million were deemed impaired. A loan “impairment” is a classification required under generally accepted accounting principles when it is considered probable that we may be unable to collect all amounts due according to the contractual terms of our loan agreement. Impaired loans can be further categorized as performing or non-performing. Non-performing loans include loans past due 90 days or more that are still accruing interest and nonaccrual loans. At March 31, 2009, we had $45.1 million in non-performing impaired loans. This compares to $5.1 million in non-performing loans at March 31, 2008. Non-performing loans as a percentage of total assets at March 31, 2009 and 2008 were 5.07% and 0.56%, respectively. The Company had restructured loans, included in impaired loans, of $1.6 million at March 31, 2009 compared to no restructured loans at March 31, 2008. There were no foreclosed assets at either reporting date.

Included in the $61.6 million balance of impaired loans at March 31, 2009 are $43.5 million of construction and land development loans in Kern County, which were previously identified in the 4th quarter of 2008 as “impaired” due to declines in real estate collateral values associated with those loans. Compared to the impaired loan balance of $66.9 million reported for the period ending December 31, 2008, impaired loans for the 1st quarter of 2009 decreased by $5.3 million from payoffs of certain of those loans. However, due to further declines in real estate values associated with existing impaired loans that were identified in recent appraisal information, the Company allocated an additional $8.9 million as a specific valuation reserve for the 1st quarter of 2009, which is included in the total amount of the Company’s allowance for loan losses, which is discussed further herein.

The Company charged off $866,000 of gross loan balances classified as loss in the 1st quarter of 2009, but recovered $8,000 of loan balances previously charged off in prior years. The result was net charge offs of $858,000 for the 1st quarter of 2009 compared to net recoveries of $59,000 in the 1st quarter of 2008.

The adequacy of the allowance for loan losses is determined by Management based upon an analysis of a number of recognized factors such as historical loss, industry default rates, peer group comparisons, loan quality classifications, and various economic indicators as well as the views of the Company’s banking regulators. The allowance for loan losses is routinely reported to the Board of Directors and is subject to review by our external auditors and regulatory examiners

Capital

Total shareholders’ equity at March 31, 2009 was $53.1 million compared to $57.5 million at March 31, 2008. Capital ratios for the Company remain above the “well-capitalized” guidelines established by bank regulatory agencies. In order to be well capitalized under applicable regulatory guidelines, the Company must maintain a Tier I Leverage Ratio of at least 5%, a Tier I Capital to Risk-Weighted Asset Ratio of 6% and a Total Risk-Based Capital to Risk-Weighted Asset Ratio of 10%. At March 31, 2009, the Company was well capitalized.

Regulatory Information

As previously reported in the Company’s April 10, 2009 press release, on April 7, 2009, the Company and San Joaquin Bank entered into a written agreement with the Federal Reserve Bank of San Francisco and the California Department of Financial Institutions in recognition of the common goal of taking affirmative actions to maintain the financial strength of the Company. To date, the Company believes it is in compliance with the terms of the agreement and has been proactive in implementing the appropriate steps to fulfill its commitments under the agreement. The Company believes the action steps itemized in the agreement will be beneficial to the Company and, as the plans and strategies developed pursuant to the agreement are implemented, it is expected they will provide the framework necessary to improve both asset quality and earnings potential.

Additional Information

San Joaquin Bancorp is a bank holding company formed in 2006 and is subject to the regulatory oversight of the Board of Governors of the Federal Reserve System. San Joaquin Bank, wholly-owned by San Joaquin Bancorp, is an insured state-chartered member bank of the Federal Reserve System. The Bank was established in 1980 and is headquartered in Bakersfield, California. San Joaquin Bank is a full-service, community bank with four banking offices in Bakersfield and one in Delano. San Joaquin Bank emphasizes professional, personal banking service directed primarily to small and medium-sized businesses and professionals. The Bank also provides a full range of banking services that are available to individuals, public entities, and non-profit organizations.

FORWARD-LOOKING INFORMATION:

The following appears in accordance with the Private Securities Litigation Reform Act of 1995:

This press release contains some forward-looking statements about the Company for which it claims the protection of the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995, including statements with regard to descriptions of our plans or objectives for future operations, products or services, and forecasts of our financial condition, results of operation, or other measures of economic performance. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may."

Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors -- many of which are beyond our control or ability to predict-- could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements and past results should not be considered an indication of our future performance. Some of these risk factors include, but are not limited to: certain credit, market, operational,liquidity and regulatory risks associated with our business as well as price volatility, availability of credit, illiquid markets, reputatational risks,changes in business or economic conditions internationally, nationally or in California, changes in the interest rate environment, access to and the cost of capital, potential acts of terrorism and actions taken in response; fluctuations in asset prices including, but not limited to, stocks, bonds, commodities or other securities, and real estate; volatility of rate sensitive deposits and investments; concentrations of real estate collateral securing many of our loans; deterioration in the credit quality of some of our borrowers, rising unemployment rates, operational risks including data processing system failures and fraud; accounting estimates and judgments; compliance costs associated with the Company’s internal control structure and procedures for financial reporting; changes in the securities markets; and, inflationary factors. These risk factors are not exhaustive and additional factors that could have an adverse effect on our business and financial performance are set forth under “Risk Factors” in Item 1A and elsewhere in our most recently filed annual report on Form 10-K and in future Form 10-Qs or 8-Ks.

Forward-looking statements speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date forward-looking statements are made. You are advised, however, to consult any further disclosures we make on related subjects in future periodic reports on Form 10-K, Form 10-Q and current reports on Form 8-K filed with the SEC. In addition, past operating results are not necessarily indicative of the results to be expected for future periods.

San Joaquin Bancorp and Subsidiaries
Consolidated Balance Sheet (unaudited)

	As of March 31
	2009	2008

ASSETS
Cash and due from banks	$ 31,998,000	$ 24,147,000
Interest-bearing deposits in banks	1,625,000	588,000

Total cash and cash equivalents	33,623,000	24,735,000
Investment securities:
Held-to-maturity	62,766,000	90,061,000
Available-for-sale	6,421,000	6,470,000

Total Investment Securities	69,187,000	96,531,000
Loans, net of unearned income	755,910,000	757,857,000
Allowance for loan losses	(25,366,000)	(9,438,000)

Net Loans	730,544,000	748,419,000
Premises and equipment	14,078,000	10,105,000
Investment in real estate	-	561,000
Interest receivable and other assets	41,012,000	28,666,000

TOTAL ASSETS	$ 888,444,000	$ 909,017,000

LIABILITIES
Deposits:
Noninterest-bearing	$ 167,568,000	$ 156,963,000
Interest-bearing	603,166,000	575,170,000

Total Deposits	770,734,000	732,133,000
Short-term borrowings	5,500,000	76,100,000
Long-term debt and other borrowings	16,310,000	17,084,000
Accrued interest payable and other liabilities	42,753,000	26,217,000

Total Liabilities	835,297,000	851,534,000

SHAREHOLDERS' EQUITY
Common stock, no par value - 20,000,000 shares authorized;
3,936,529 and 3,924,044 issued and outstanding
at March 31, 2009 and 2008, respectively	20,683,000	20,567,000
Additional paid-in capital	792,000	495,000
Retained earnings	34,005,000	37,693,000
Accumulated other comprehensive income (loss)	(2,333,000)	(1,272,000)

Total Shareholders' Equity	53,147,000	57,483,000

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 888,444,000	$ 909,017,000

San Joaquin Bancorp and Subsidiaries
Consolidated Statement of Income (unaudited)

	Quarters Ended March 31

	2009	2008

INTEREST INCOME
Loans (including fees)	$ 9,321,000	$ 12,943,000
Investment securities	597,000	1,152,000
Fed funds & other interest-bearing balances	5,000	8,000

Total Interest Income	9,923,000	14,103,000

INTEREST EXPENSE
Deposits	3,085,000	5,071,000
Short-term borrowings	31,000	510,000
Long-term borrowings	234,000	278,000

Total Interest Expense	3,350,000	5,859,000

Net Interest Income	6,573,000	8,244,000
Provision for loan losses	10,688,000	110,000

Net Interest Income After Loan Loss Provision	(4,115,000)	8,134,000

NONINTEREST INCOME
Service charges & fees on deposits	362,000	257,000
Other customer service fees	220,000	264,000
Gain on sale of real estate & other assets	781,000	-
Gain on sale of available-for-sale securities	146,000	-
Other	106,000	249,000

Total Noninterest Income	1,615,000	770,000

NONINTEREST EXPENSE
Salaries and employee benefits	2,078,000	2,756,000
Occupancy	222,000	235,000
Furniture & equipment	384,000	288,000
Promotional	171,000	173,000
Professional	383,000	319,000
Other	1,462,000	616,000

Total Noninterest Expense	4,700,000	4,387,000

Income Before Taxes	(7,200,000)	4,517,000
Income Taxes	(3,630,000)	1,930,000

NET INCOME	$ (3,570,000)	$ 2,587,000

Basic Earnings per Share	$ (0.91)	$ 0.66

Diluted Earnings per Share	$ (0.91)	$ 0.64

San Joaquin Bancorp and Subsidiaries
Financial Highlights (unaudited)

(data in thousands except per share data)	---Year to Date---		% Variance
	2009	2008	2009 vs. 2008

Net Interest Income	$ 6,573	$ 8,244	-20.3%
Noninterest Income	$ 1,615	$ 770	109.8%
Addition to Provision for Loan Losses	$ 10,688	$ 110	9616.0%
Net Income (Loss)	$ (3,570)	$ 2,587	-238.0%
Total Assets	$ 888,444	$ 909,017	-2.3%
Total Loans, Net of Unearned Income	$ 755,910	$ 757,857	-0.3%
Total Deposits	$ 770,734	$ 732,132	5.3%
Total Shareholders’ Equity	$ 53,147	$ 57,483	-7.5%
Basic Earnings per Share *	$ (0.91)	$ 0.66	-238.0%
Diluted Earnings per Share *	$ (0.91)	$ 0.64	-242.2%
Book Value per Share *	$ 13.50	$ 14.65	7.8%

Key Ratios:
Annualized Return on Average Equity	-1.58%	18.39%
Annualized Return on Average Assets	-25.37%	1.18%
Annualized Net Interest Margin	3.12%	4.00%
Efficiency Ratio	57.40%	48.67%

San Joaquin Bancorp Contact Information:

Barton H. Hill President (661) 281-0300

Stephen M. Annis

Executive Vice President & Chief Financial Officer (661) 281-0360

Company Website: www.sjbank.com